UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

SPARTAN MOTORS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Spartan Motors , Inc.
1541 Reynolds Rd. - Charlotte, MI 48813 - USA Telephone 517.543.6400 - Facsimile 517.543.5403 Web Page - www.spartanmotors.com

April 11, 2013

To Our Shareholders:

You are cordially invited to attend the annual meeting of shareholders of Spartan Motors, Inc. on Wednesday, May 22, 2013, at 5:00 p.m. Eastern time.  The meeting will be held by means of remote communication only via the Internet at www.virtualshareholdermeeting.com/SPAR.

At the annual meeting, we will vote on a number of important matters, as listed in the enclosed Notice of Annual Meeting of Shareholders and as described in detail in the enclosed Proxy Statement. In addition, you will hear a report on Spartan Motors' business activities.  On the following pages, you will find the Notice of Annual Meeting of Shareholders and the Proxy Statement.  We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of printing and delivery and reducing the environmental impact of the Annual Meeting.

It is important that your shares be represented at the annual meeting, regardless of how many shares you own.  Whether or not you plan to attend the virtual annual meeting, please sign, date and return the enclosed proxy card as soon as possible or vote by Internet following the instructions on the proxy card.  Sending a proxy card or voting by Internet prior to the meeting will not affect your right to vote if you attend the virtual meeting.

Sincerely, John E. Sztykiel President and Chief Executive Officer

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

Spartan Motors , Inc.
1541 Reynolds Rd. - Charlotte, MI 48813 - USA Telephone 517.543.6400 - Facsimile 517.543.5403 Web Page - www.spartanmotors.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

You are cordially invited to attend the 2013 annual meeting of shareholders of Spartan Motors, Inc.  The meeting will be held on Wednesday, May 22, 2013, at 5:00 p.m., Eastern Daylight Time, by means of remote communication via the Internet at www.virtualshareholdermeeting.com/SPAR.  At the meeting, you will be invited to:

(1)	vote on the election of two directors to three-year terms expiring in 2016;

(2)	vote on the ratification of the appointment of BDO USA, LLP as Spartan Motors' independent registered public accounting firm for the current fiscal year;

(3)	participate in an advisory vote to approve the compensation of our executives; and

(4)	transact such other business as may properly come before the annual meeting.

You may vote at the meeting only if you were a shareholder of record of Spartan Motors common stock at the close of business on March 25, 2013.  Please note that this year's annual meeting will be held via the Internet only.

We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of printing and delivery and reducing the environmental impact of the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 22, 2013:   Our Proxy Statement, proxy card, Annual Report to Shareholders, and Form 10-K are available on the Internet at www.proxyvote.com.  You may also contact John Bober at (517) 543-6400 or John.Bober@SpartanMotors.com to request these materials.

Sincerely,
Charlotte, Michigan April 11, 2013
Thomas T. Kivell Secretary

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

SPARTAN MOTORS, INC.

ANNUAL MEETING OF SHAREHOLDERS

MAY 22, 2013

PROXY STATEMENT

Introduction

Use of Terms

In this Proxy Statement, "we," "us," "our," the "Company," "Spartan Motors," and "Spartan" refer to Spartan Motors, Inc., and "you" and "your" refer to shareholders of Spartan Motors.

Time and Place of Annual Meeting

You are cordially invited to attend the 2012 annual meeting of shareholders of Spartan Motors, Inc. The annual meeting will be held on Wednesday, May 22, 2013, at 5:00 p.m., Eastern Daylight Time, by means of remote communication via the Internet at www.virtualshareholdermeeting.com/SPAR.  If you need help accessing the annual meeting, please contact Maryjane Shance at (517) 543-6400 or at MJShance@SpartanMotors.com.

How to Participate in the Electronic Meeting

In order to participate in this year's annual meeting of shareholders and submit your questions during the meeting, please log on to www.virtualshareholdermeeting.com/SPAR.  You will need to enter the 11-digit control number shown on your proxy card.

Solicitation of Proxies

This Proxy Statement and the enclosed proxy card are being furnished to you in connection with the solicitation of proxies by Spartan Motors' Board of Directors for use at the annual meeting, and any adjournment of the meeting.

Availability Date

This Proxy Statement and the proxy card are being given or made available (via the internet) on and after April 11, 2013 to Spartan Motors' shareholders as of the record date.

Purposes of the Meeting

The purposes of the annual meeting are to:

(1)	vote on the election of two directors to three-year terms expiring in 2016;

(2)	vote on the ratification of the appointment of BDO USA, LLP as Spartan Motors' independent registered public accounting firm for the current fiscal year;

(3)	participate in an advisory vote to approve the compensation of our executives; and

(4)	transact such other business as may properly come before the annual meeting.

We do not know of any other matters to be presented for consideration at the annual meeting.  If any other matters are presented, the persons named as proxies on the enclosed proxy card will have discretionary authority to vote on those matters in accordance with their judgment.

Record Date

You may vote at the meeting if you were a shareholder of record of Spartan Motors common stock on March 25, 2013.  Each such shareholder is entitled to one vote per share on each matter presented for a shareholder vote at the meeting.

As of March 25, 2013, there were 33,904,067 shares of Spartan Motors common stock outstanding.

How to Vote Your Shares

By Mail: If you are a shareholder of record, that is, your common stock is registered directly in your name with the transfer agent, American Stock Transfer & Trust Co., you may vote by returning the enclosed proxy card. If you properly complete and sign the enclosed proxy card and return it so that we receive it before the meeting, the shares of Spartan Motors common stock represented by your proxy will be voted at the annual meeting and any adjournment of the annual meeting, as long as you do not revoke the proxy before or at the meeting.

By Internet Before the Annual Meeting: If voting by Internet before the annual meeting, go to the website printed on the proxy card or www.proxyvote.com and enter the control number printed on the proxy card.  Your control number is the 11-digit number located beneath the Company name and account number on the upper right side of your proxy material.  Proceed to follow the instructions provided.

By Internet During the Annual Meeting:  Use your computer to access the website printed on the proxy card or www.proxyvote.com and follow the instructions to vote during the meeting.

Regardless of how you vote, if you specify a choice, your shares will be voted as specified.  If you do not specify a choice on your signed, returned proxy, your shares will be voted: (1) for the election of all nominees for director named in this Proxy Statement , (2)  for the ratification of the appointment of BDO USA, LLP as Spartan Motors' independent registered public accounting firm for the current fiscal year, (3) for the approval of the compensation of our executives, and (4) with respect to any other matters that may come before the meeting or any adjournment of the meeting, in accordance with the discretion of the persons named as proxies on the proxy card.

"Street Name" Shareholders

If you hold your shares in "street name," that is, your shares are registered in the name of a bank, broker or other nominee, which we will collectively refer to as your "broker," your broker must vote your shares if you provide it with proper and timely voting instructions.  Please check the voting forms and instructions provided by your broker or its agent.

How to Revoke Your Proxy

If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the meeting by doing any of the following four things:

•	by delivering written notice of revocation to Spartan Motors' Corporate Secretary, 1541 Reynolds Road, Charlotte, Michigan 48813;

•	by delivering a proxy card bearing a later date than the proxy that you wish to revoke;

•	by casting a subsequent vote via Internet; or

•	by attending the virtual meeting and voting.

Your last vote properly received before the polls are closed at the meeting is the vote that will be counted. Please note that attending the meeting will not by itself revoke your proxy.

If you are a street name holder and have instructed your broker to vote your shares, you must follow directions from your broker to change your vote.

Quorum

In order for business to be conducted at the meeting, a quorum must be present.  The presence in person or by properly executed proxy of the holders of at least a majority of all of the issued and outstanding shares of Spartan Motors common stock entitled to vote is necessary for a quorum at the meeting.  For purposes of determining whether a quorum is present, we will include shares that are present or represented by proxy, including abstentions and broker non-votes.

Adjournment

The shareholders present at the meeting, in person or represented by proxy, may by a majority vote adjourn the meeting despite the absence of a quorum.  If there is not a quorum at the meeting, we expect to adjourn the meeting to solicit additional proxies.

Required Votes

Election of Directors.   A plurality of the shares voting is required to elect directors.  This means that the nominees who receive the most votes will be elected to the open director positions.  In counting votes on the election of directors, abstentions, broker non-votes, and other shares not voted will be counted as not voted.

Advisory Vote on Executive Compensation.   The proposal to approve the compensation of our executives, as described in this Proxy Statement, is an advisory vote only.  The Company will disclose the results of this vote, but is not required to take action based upon the outcome of this vote. However, the Human Resources and Compensation Committee of the Board intends to consider the outcome of the vote when considering future executive compensation arrangements.

Other Matters. The proposal to ratify the appointment of BDO USA, LLP as Spartan Motors' independent registered public accounting firm for the current fiscal year will be approved if a majority of the shares voted at the meeting are voted in favor of the proposal. In counting votes on this proposal, abstentions and broker non-votes will not be counted as voted. Shares that are not voted will be deducted from the total shares of which a majority is required.

We do not know of any other matters to be presented for shareholder action at the annual meeting.

Broker Non-Votes.   A broker non-vote occurs when a shareholder holds his or her stock through a broker and the broker does not vote those shares. This usually occurs because the broker has not received timely voting instructions from that shareholder and the broker does not have discretionary voting power for the particular item upon which the vote is taken.

It is important that you instruct your broker how to vote shares held by you in street name using the vote instruction form provided by your broker.  Your broker should vote your shares as you direct if you provide timely instructions on how to vote by following the information provided to you by your broker.

Proposal: Election of Directors

Nominees for Election

The Board of Directors proposes that the following two individuals be elected as directors of Spartan Motors for three-year terms expiring at the annual meeting of shareholders to be held in 2016:

Ronald Harbour
Richard F. Dauch

Each nominee is presently a director of Spartan Motors whose term will expire at the annual meeting.  Biographical information concerning the nominees appears below under the heading "Spartan Motors' Board of Directors and Executive Officers," beginning on page 7.

The persons named as proxies in the proxy card intend to vote for the election of each of the nominees.  The proposed nominees are willing to be elected and to serve as directors of Spartan Motors.  However, if any or all of the nominees become unable to serve or otherwise unavailable for election, which we do not anticipate, the incumbent Board of Directors may or may not select a substitute nominee or nominees.  If a substitute nominee or nominees is or are selected, the shares represented by your proxy card will be voted for the election of the substitute nominee(s), unless you give other instructions. If a substitute is not selected, all proxies will be voted for the election of the remaining nominee(s).  Proxies will not be voted for more than two nominees.

Your Board of Directors recommends that you vote FOR the election of each nominee.

Ownership of Spartan Motors Stock

Five Percent Shareholders

 The following table sets forth information as to each person or other entity (including any group) known to Spartan Motors to have been the beneficial owner of more than 5% of Spartan Motors' outstanding shares of common stock as of March 25, 2013 (or any different dates specified in the footnotes to the table):

Name and Address of Beneficial Owner	Sole Voting Power	Sole Dispositive Power	Shared Voting or Dispositive Power	Total Beneficial Ownership	Percent of Class

BlackRock, Inc. (1) 40 East 52nd Street New York, New York 10022	2,883,359	2,883,359	--	2,883,359	8.52%
Dimensional Fund Advisors LP (2) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	2,096,868	2,142,286	--	2,142,286	6.33%
The Killen Group, Inc. (3) 1189 Lancaster Ave. Berwyn, PA 19312	2,283,360	2,496,670	--	2,496,670	7.40%

(1)	Based on information set forth in an amendment to Schedule 13G filed with the SEC on February 1, 2013. Ownership is reported on behalf of various subsidiaries of BlackRock, Inc.
(2)
Based on information set forth in an amendment to Schedule 13G filed with the SEC on February 11, 2013, which indicates that all of the shares reported as beneficially owned by Dimensional Fund Advisors LP are owned by various investment companies, trusts, and other accounts for which Dimensional and/or its subsidiaries may serve as investment advisor or manager.

(3)	Based on information set forth in a Schedule 13G filed with the SEC on February 22, 2013 from The Killen Group, Inc. Ownership is reported on behalf of various clients of The Killen Group, Inc.

Security Ownership of Management

The following table sets forth the number of shares of common stock that each of Spartan Motors' directors and nominees for director, each of the named executive officers (as that term is defined in the Summary Compensation Table on page 17 and all directors and executive officers (including all named persons) as a group beneficially owned as of March 25, 2013:

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power(2)	Shared Voting or Dispositive Power(3)	Total Beneficial Ownership(2)(3)	Percent of Class
John E. Sztykiel	710,498	168,948	879,446	2.59%
Kenneth Kaczmarek	80,422	2,500	82,922	*
Hugh W. Sloan, Jr.	59,595	--	59,595	*
Richard R. Current	30,295	--	30,295	*
Ronald Harbour	25,295	--	25,295	*
Richard F. Dauch	18,935	--	18,935	*
Andrew M. Rooke	--	--	--	*
Thomas W. Gorman	112,975	800	113,775	*
Joseph M. Nowicki (4)	38,260	--	38,260	*
Dennis E. Schneider	2,639	--	2,639	*
John A. Forbes	27,400	2,000	29,400	*
All Directors and executive officers as a group (13 persons)	1,159,409	174,248	1,333,657	3.93%
*Less than 1%.
(1)
The number of shares stated is based on information provided by each person listed and includes shares personally owned of record by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.

(2)
These numbers include shares held directly and shares subject to options that are currently exercisable or that are exercisable within 60 days after March 25, 2013.  Shares held directly include restricted shares, which are detailed in the tables on pages 19 and 25, for the officers and the directors, respectively.  These numbers also include shares that the named individual has a right to acquire through the exercise of Stock Appreciation Rights ("SARs") exercisable within 60 days after March 25, 2013.  These SARs entitle the holder to obtain a number of shares of common stock having a value equal to the difference between the market value of the stock at exercise and the exercise price of the SARs, multiplied by the number of SARs being exercised.  For the purposes of this table, we have used the closing price of the Company's common stock on March 25, 2013 as the market value, which was $5.40.  The number of shares subject to such stock options, and the number of shares that may be acquired upon the exercise of such SARs, is shown below for each listed person:

	Options	SARs
John E. Sztykiel	89,999	1,729
Kenneth Kaczmarek	7,875	605
Hugh W. Sloan, Jr.	--	--
Richard R. Current	--	--
Ronald Harbour	--	--
Richard F. Dauch	--	--
Andrew M. Rooke	--	--
Thomas W. Gorman	--	--
Joseph M. Nowicki	--	--
Dennis E. Schneider	--	--
John A. Forbes	--	--
All Directors and executive officers as a group	97,874	2,334

(3)
These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have substantial influence by reason of relationship.

(4)	Mr. Nowicki resigned as the Company’s Chief Financial Officer effective March 22, 2013 in order to accept employment as Chief Financial Officer at another company.

Spartan Motors ' Board of Directors and Executive Officers

Spartan Motors' Board of Directors currently consists of seven directors.  The Board of Directors is divided into three classes, with each class as nearly equal in number as possible.  Each class of directors serves a successive three-year term.

Biographical information concerning Spartan Motors' directors (including the persons who are nominated for election to the Board of Directors) and the named executive officers is presented below.

Nominees for Election as Directors with Terms Expiring in 2016

Ronald Harbour (age 56) has been a Director since 2009.  Mr. Harbour serves as Senior Partner – Global Automotive Manufacturing for Oliver Wyman, a global management consulting firm.  He was the President of Harbour Consulting prior to its acquisition by Oliver Wyman in 2007.  Mr. Harbour also serves on the Board of Directors of three privately held automotive companies:  US Manufacturing, a manufacturer of truck axles; Techform Products, a manufacturer of body hardware; and Empire Electronics, an automotive wiring manufacturer.  Over his 30 years of experience as a management consultant, Mr. Harbour has gained a deep and broad knowledge of the automotive industry and particular expertise in the various unique management and operational issues facing participants in the industry.

Richard F. Dauch (age 52) has been a Director since 2010.  In 2011, Mr. Dauch became President and CEO of Accuride Corporation, a manufacturer and supplier of commercial vehicle components.  Prior to that, Mr. Dauch served as President and CEO of global mechanical fastener supplier, Acument Global Technologies, Inc.  He held prior leadership roles during a 13-year career at American Axle & Manufacturing, a global supplier of driveline, drive train and chassis systems, as well as at United Technologies Carrier Corporation, after concluding an 11-year career in the United States Army.  Mr. Dauch is a member of the board of directors of Koch Enterprises, Inc., and is a member of the Heavy Duty Business Forum.  He also serves on the board of directors of the Army Football Club at West Point.  Mr. Dauch is a graduate of the United States Military Academy at West Point and the MIT "Leaders For Manufacturing" program.  Mr. Dauch's 28 years of cumulative leadership experience in a broad range of disciplines allow him to provide valuable insight and experience to the Board.

Directors with Terms Expiring in 2015

John E. Sztykiel (age 56) has been a Director since 1988.  Mr. Sztykiel has been Spartan Motors' President since December 1992 and Chief Executive Officer since June 2002.  He was the Chief Operating Officer from December 1992 to June 2002.  Mr. Sztykiel joined the Company as Director of Marketing in 1985, when Spartan Motors had $10 million in sales, and has been instrumental in its growth, evolution and diversification    Prior to joining the Company Mr. Sztykiel was employed in various capacities by Burroughs Corporation (now Unisys) and Eaton Corporation.  On November 1, 2012 Mr. Sztykiel was appointed to the Board of Directors of UQM Technologies, a publicly traded developer of alternative energy technologies.  Mr. Sztykiel also serves on the Board of Directors of the Lansing Economic Area Partnership, the Public Relations Committee of the Recreation Vehicle Industry Association, the Michigan State University Athletic Director Advisory Council and was past president of the Fire Apparatus Manufacturers' Association (FAMA) Board.  As the current President and CEO of the Company, Mr. Sztykiel's participation on the Board is critical in terms of the Board's oversight of the Company's operations and strategic direction.

Kenneth Kaczmarek (age 73) has been a Director since 2003.  Mr. Kaczmarek brings nearly four decades of automotive and heavy-truck industry experience to the Board of Directors.  Prior to joining the Board of Directors, Mr. Kaczmarek was an independent consultant to the automotive industry from 1996 to 2000.  From 1994 to 1996, Mr. Kaczmarek had various executive responsibilities, including service as President of Volvo Truck Finance during its start-up phase.  From 1981 to 1994, he was the Chief Financial Officer and Executive Vice President of Finance of Volvo GM Heavy Truck Corporation.  Mr. Kaczmarek's vast experience within the automotive industry, and the heavy truck industry in particular, is valuable to his participation on the Board of Directors.  Mr. Kaczmarek currently serves as the Chairman of the Human Resources and Compensation Committee of the Board.

Directors with Terms Expiring in 2014

Richard R. Current (age 68) has been a Director since 2008. From November 1999 to December 2010, Mr. Current, a CPA, served as Vice President and Chief Financial Officer of Neogen Corporation.  Prior to joining Neogen, Mr. Current served as Executive Vice President and Chief Financial Officer of Integral Vision, Inc. from 1994 to 1999 and as Vice President and Chief Financial Officer of The Shane Group, Inc., a privately held company, from 1991 to 1994. Prior to this, Mr. Current practiced with the public accounting firm Ernst & Young LLP for 24 years.  He served as Managing Partner from 1986 to 1991 at its Lansing, Michigan office.  Mr. Current's 19 years experience as a Chief Financial Officer of two separate public companies and one private company, in addition to his 24 years as an auditor, allows him to provide valuable insight and expertise to the Board.  This is particularly true with respect to the Board's oversight of financial reporting, internal controls, and similar issues.  Mr. Current currently serves as the Chairman of the Audit Committee of the Board.

Hugh W. Sloan, Jr. (age 72) has been a Director since 2007 and has served as Chairman of the Board since 2010.  From 1998 to 2008, Mr. Sloan served as the Deputy Chairman of the Board of Directors of Woodbridge Foam Corporation, a leading supplier of urethane technologies to the automotive industry, and continues to serve on Woodbridge’s Board of Directors.  For more than 20 years, Mr. Sloan held various management positions with Woodbridge, including President of the company's automotive group.  Mr. Sloan is also a Director of Manulife Financial Corporation, a leading Canadian-based financial services group whose stock trades on the New York, Toronto, and Pacific Stock Exchanges.  From 1998 to March, 2013, Mr. Sloan also served as a Director of Wescast Industries, an automotive supplier whose stock traded on the Toronto Stock Exchange.  Mr. Sloan's current and previous roles with companies within the automotive industry, including publicly-held companies, allow him to provide valuable insight and experience to the Board.

Andrew M. Rooke (age 55) was appointed to the Board of Directors in February of 2012. Mr. Rooke currently serves as President and Chief Operating Officer of Manitex International, Inc., a manufacturer of engineered lifting equipment, a position he has held since 2007.  From 2002 until 2006 Mr. Rooke served as Vice President of Finance for GKN Sinter Metals, a Tier 1 supplier of components to the auto industry, and, from 1999 until 2002, as Finance Director of various GKN off highway and auto components divisions.  Mr. Rooke holds a Bachelor of Arts degree in Economics from the University of York, England, and is a Chartered Accountant.  Mr. Rooke's experience and knowledge in finance, international business, manufacturing, and the automotive industry will allow him to provide valuable insight and experience to the Board.

Executive Officers Who Are Not Directors

Thomas W. Gorman (age 61) joined the Company as Chief Operating Officer in June of 2009.  When he joined Spartan Motors, Mr. Gorman had over 26 years of experience in management, operations, and manufacturing in the automotive systems industry, most recently serving as President of Business Development and Engineering with Fluid Routing Solutions in Southfield, Michigan.  He previously served as President and Chief Operating Officer of North American operations for Northville based ZF Lemforder Corporation.  Prior to that, Mr. Gorman was employed by automotive and systems component maker Dana Corporation, for over 17 years.

Joseph M. Nowicki (age 51) resigned as the Company's Chief Financial Officer effective March 22, 2013, to accept employment as a Chief Financial Officer at another company.

Lori L. Wade (age 49) was appointed Interim Chief Financial Officer and Treasurer in March of 2012.  Ms. Wade has served as Executive Director of Finance since joining the Company in February of 2008.  Prior to joining the Company, Ms. Wade spent more than 21 years at Eaton Corporation where she served as Worldwide Sarbanes-Oxley Manager, Logistics Center Controller and in various other financial management positions.  In her more than five years with the Company, Ms. Wade has developed a thorough knowledge of the Company’s business and financial operations.

John A. Forbes (age 52) has been serving as the President of Utilimaster Corporation, a subsidiary of Spartan Motors, since July 2010. Prior to that, he was the CFO of Utilimaster from May 2009 to July 2010, the CFO of Nautic Global Group LLC from 2007 to 2009, and the CFO of Adorn LLC from 2003 to 2007.  Mr. Forbes has over 29 years of experience in serving various manufacturing industries in senior financial leadership roles. Mr. Forbes also has extensive experience with operations management, acquisitions, strategic planning, risk management, and banking relations.

Dennis E. Schneider (age 55) joined Spartan Motors in January 2012 as Vice President of its Crimson Fire subsidiary and, in April 2012, was named President of Spartan Motors' Emergency Response business.  His position requires him to oversee the business that designs, engineers, and manufactures emergency response vehicles and cab/chassis in both the North American and global emergency response markets.  Mr. Schneider joined Spartan following a long career in operations and manufacturing for domestic and international companies in a wide variety of industries, including industrial heavy equipment, aerospace, consumer hardware and consumer house wares.  He served as chief operating officer at Doosan Infracore International (formerly Ingersoll Rand Bobcat, Portable Power and Attachments), where he was responsible for global operations, including manufacturing, lean six sigma, supply chain, demand planning, quality, sourcing, logistics, advance planning, current product engineering and customer service. He also participated in global mergers and acquisitions, including integration activities for Doosan, and opened new plants in China and the Czech Republic.  Prior to Ingersoll Rand, Mr. Schneider held executive positions in operations and supply chain management at a number of companies, including World Kitchen, Stanley Tool Works, Allied Signal/Honeywell and Case Corporation.

Board Meetings, Annual Meeting, and Committees

Spartan Motors' Board of Directors held nine meetings during 2012.  Each director who served as a director during the full 2012 fiscal year attended at least 75% of the aggregate of (1) the total number of Board of Directors meetings and (2) the total number of meetings held by all committees of the Board of Directors on which he served (held during the periods that he served on such committees).   Spartan Motors does not have a policy regarding director attendance at annual shareholder meetings.  Typically, all or most of the directors of Spartan Motors attend the annual shareholder meeting.  All of the directors of Spartan Motors who were directors at that time attended the annual meeting of shareholders in 2012.  Independent directors also meet regularly in executive sessions without the presence of management.

The Board of Directors has determined that Messrs. Current, Kaczmarek, Sloan, Harbour, Dauch, and Rooke are "independent," as that term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules.

The Board of Directors has three standing committees: the Audit Committee, the Human Resources and Compensation Committee, and the Corporate Governance and Nominating Committee.  Information regarding each of the committees as of the mailing date of this Proxy Statement is as follows:

Audit Committee.   The Audit Committee has been established in accordance with the Securities Exchange Act of 1934.  Its primary purpose is to provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to:  Spartan Motors' financial statements and the accounting and financial reporting process; Spartan Motors' systems of internal accounting and financial controls; the qualification and independence of its independent registered public accounting firm; the annual independent audit of Spartan Motors' financial statements; legal and regulatory compliance; and ethics issues.  Among other things, the Audit Committee oversees the integrated audit of the financial statements and internal control over financial reporting and is directly responsible for the selection, appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged by Spartan Motors, and exercises direct oversight of the Company's Manager of Business Risk.  The Audit Committee operates pursuant to a written charter adopted by the Board of Directors that is available for viewing at the Company's website, www.spartanmotors.com.

The Audit Committee has a Pre-Approval Policy related to the audit and non-audit services performed by the independent registered public accounting firm.  All services provided by the independent registered public accounting firm engaged by the Company are within general pre-approval limits; or, up to a certain dollar amount, approved by the Chairman of the Audit Committee, who must communicate the approval to the full Audit Committee; or, above a certain dollar amount, approved by the full Audit Committee.  The general pre-approval limits are detailed as to each particular service and are limited by a specific dollar amount for each type of service.

The Audit Committee meets the definitions of an "audit committee" under applicable Nasdaq and SEC rules.  Each member of the Audit Committee satisfies the applicable Nasdaq and SEC independence standards for such committee members.  Messrs. Current (Chairman), Sloan, Kaczmarek, Dauch, Harbour, and Rooke are members of the Audit Committee.  The Board of Directors has determined that Messrs. Current, Rooke and Kaczmarek are audit committee "financial experts" as the term is defined in rules of the Securities and Exchange Commission and all six are Independent Directors as defined by Nasdaq.  The Audit Committee met in person four times during 2012 and conducted five conference call meetings.

Human Resources & Compensation Committee.  The responsibilities of the Human Resources & Compensation Committee include exercising oversight over the development of competitive compensation plans that ensure the attraction, retention and motivation of key associates, as well as recommending the cash and other incentive compensation, if any, to be paid to Spartan Motors' executive officers.  In addition, the Human Resources & Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors regarding stock incentives awarded under Spartan Motors' stock incentive plans, reviewing all material proposed stock incentive plan changes and determining the employees to whom stock incentives will be granted, the number of shares covered by stock incentive, and the terms and other matters associated with equity-based compensation awards.

The Human Resources and Compensation Committee operates pursuant to a written charter adopted by the Board of Directors.  The Human Resources and Compensation Committee charter is available on our website, www.spartanmotors.com.  The Human Resources and Compensation Committee does not delegate to other persons the duties with which it is charged under the charter. For specific information regarding the processes and procedures of the Human Resources and Compensation Committee, see the "Compensation Discussion and Analysis" section of this Proxy Statement.

Messrs. Kaczmarek (Chairman), Sloan, Harbour, Current, Dauch, and Rooke are members of the Human Resources and Compensation Committee.  Each member of the Human Resources and Compensation Committee satisfies the applicable Nasdaq and SEC independence standards for such committee members. The Human Resources and Compensation Committee met in person four times during 2012 and conducted one conference call meeting.

The Human Resources and Compensation Committee has reviewed all components of the Chief Executive Officer's compensation and the compensation of the other executive officers who are named in the Summary Compensation Table set forth later in this Proxy Statement, including salary, bonuses, equity and other incentive compensation, accumulated realized and unrealized stock options, stock appreciation rights and restricted stock gains, the dollar value to the executive and the cost to Spartan Motors of all perquisites and other personal benefits.

Based on its review described above, the Human Resources and Compensation Committee found Mr. Sztykiel's and the named executive officers' total compensation in the aggregate to be appropriate and not excessive.  All recommendations of the Human Resources and Compensation Committee with respect to 2012 compensation were unanimous and were approved and adopted by the Board of Directors without modification.  For more information, see the "Compensation Discussion and Analysis" section of this Proxy Statement.

Corporate Governance and Nominating Committee.   The Corporate Governance and Nominating Committee develops and recommends to Spartan Motors' Board of Directors criteria for the selection of candidates for director, seeks out and receives suggestions concerning possible candidates, reviews and evaluates the qualifications of possible candidates, and recommends to the Board of Directors candidates for vacancies occurring from time to time and for the slate of directors to be proposed on behalf of the Board of Directors at each annual meeting of shareholders.  In addition to its responsibilities regarding director nominations, the Corporate Governance and Nominating Committee assists the Board of Directors in fulfilling its responsibility to the shareholders and in complying with applicable rules and regulations relating to corporate governance.  Specifically, the Corporate Governance and Nominating Committee develops and recommends corporate governance principles that address Board independence and leadership, Board size and composition, meetings and committee structure, and other governance matters.  In addition, the Committee reviews the Company's adherence to established corporate governance principles and provides reports and recommendations to the Board of Directors.

The Corporate Governance and Nominating Committee operates pursuant to a written charter that is available for viewing at the Company's website, www.spartanmotors.com.

The Corporate Governance and Nominating Committee will consider candidates who display high character and integrity; are free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director; possess substantial and significant experience that would be of particular importance to Spartan Motors in the performance of the duties of a director; have sufficient time available to devote to the affairs of Spartan Motors in order to carry out the responsibilities of a director; and have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.

The Committee believes the foregoing qualities are the most important qualifications for any director or director nominee; however, in identifying candidates for directors, the Board considers other attributes that may make a person a strong director.  One such attribute that is considered is the potential diversity of viewpoint that a potential candidate would likely bring to the Board of Directors, which could be the result of the person's background, current occupation, career history, and other factors.

As the need to make changes or additions to the Board arises, the Committee gives consideration to the Board size, experiences, and needs.  The Committee may use outside resources, including consultants retained by the Committee, to assist in the process of establishing the criteria for director candidates, establish a process to identify potential candidates, and assist in the introduction of potential candidates to the Committee.  Regardless of how they are identified, candidates must understand, accept, and value the culture and history of Spartan Motors, Inc.

Nominations of candidates for election to the Board of Directors of Spartan Motors at any annual meeting of shareholders or at any special meeting of shareholders called for election of directors may be made by the Board of Directors or, pursuant to the process described below, by a shareholder of record of shares of a class entitled to vote at such annual or special meeting of shareholders.  The Corporate Governance and Nominating Committee applies the same standards and qualification requirements to all director nominees, regardless of the party making the director nomination.

Each member of the Corporate Governance and Nominating Committee satisfies the applicable Nasdaq and SEC independence standards for such committee members.  Messrs. Sloan (Chairman), Kaczmarek, and Current are the members of the Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee met four times during 2012.

Shareholder Nominations of Directors. The Corporate Governance and Nominating Committee will consider nominees for election to the Board of Directors submitted by shareholders.  Spartan Motors' bylaws provide that any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of the shareholder's intent to make a nomination or nominations has been given to Spartan Motors' Secretary at least 120 days before the one-year anniversary date of the notice of the previous year's annual meeting if the meeting is an annual meeting, and not more than seven days following the date of notice of the meeting if the meeting is a special meeting at which directors will be elected.  Each such notice to the Secretary must include:

•	the name, age, business address and residence of each nominee proposed in the notice;

•	the principal occupation or employment of each nominee;

•	the number of shares of capital stock of Spartan Motors that each nominee beneficially owns;

•	a statement that each nominee is willing to be nominated; and

•	such other information concerning each nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominees.

Board Leadership Structure; Role in Risk Oversight

The Company believes the leadership structure of its Board of Directors is appropriate in light of the size of the Company, its organizational structure, its strategies, and similar factors.  Although Mr. Sztykiel, our President and CEO, serves as a director, the Board of Directors is chaired by Mr. Hugh Sloan, a non-employee director who meets Nasdaq standards for being an independent director.  The Company believes this separation of responsibility is appropriate in order to provide independent Board oversight of and direction for the Company's executive management team, led by Mr. Sztykiel.  The Company has maintained this leadership structure (i.e., with separate individuals serving as the President/CEO and Chairman of the Board) since 2002.

The Company believes the Board plays an appropriate role in the risk oversight of the Company and its business.  The Board's risk oversight function is largely carried out through the Board's independent oversight of the executive management team and, in particular, its oversight of the various operational, industries, economic, and other risk factors faced by the Company.  The Board is an active Board that meets regularly with consistent input from all directors.  All directors but Mr. Sztykiel have been determined to meet the independence standards of applicable Nasdaq rules.  In addition, the Company believes that the strength and experience of its directors is important to their independent oversight of the executive management team.   Those members of the executive management team who have particular risk management responsibilities, including the CEO, the CFO, General Counsel, and the Manager of Business Risk report directly to the Board of Directors on a regular basis.  In addition, the Board regularly hold sessions of the independent directors only, without the presence of any employee directors or other executives of the Company.

In addition to the foregoing, the Board of Directors of the Company conducts certain risk oversight activities through its committees with direct oversight over specific functional areas.  These functional areas are described in more detail on the preceding pages for each Committee's responsibilities.

Finally, the Board works to ensure that management is properly focused on the appropriate strategic risks and initiatives to grow the business through acquisitions, organic growth and alliances by, among other things, reviewing and discussing the performance of executive management and conducting succession planning for key leadership positions.

Communicating with the Board

Shareholders and interested parties may communicate with members of Spartan Motors' Board of Directors by sending correspondence addressed to the Board as a whole, a specific committee, or a specific Board member c/o Thomas T. Kivell, Secretary, Spartan Motors, Inc., 1541 Reynolds Road, Charlotte, Michigan 48813.  All such communications are forwarded to the appropriate recipient(s).

Executive Compensation

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The Human Resources and Compensation Committee's executive compensation philosophy is to provide competitive levels of compensation and incentives to achieve strong financial performance.  The Human Resources and Compensation Committee's policies are designed to achieve the following five primary objectives:

•	Attract and retain qualified management;

•	Align the interests of management with those of shareholders to encourage achievement of continuing increases in shareholder value;

•	Align management's compensation with the achievement of Spartan Motors' annual and long-term performance goals;

•	Reward excellent corporate performance; and

•	Recognize individual and team initiatives and achievements.

The Human Resources and Compensation Committee sets management compensation at levels that the Committee believes are competitive with other companies in Spartan Motors' industry.

The advisory vote on executive compensation was conducted at our annual meeting of shareholders in 2012, based on the disclosure of our executive compensation in the proxy statement for that meeting.   Of the shares of common stock represented at that meeting in person or by proxy, approximately 94% of the shares voted to approve the resolution, 3% voted against the resolution, and 3% abstained.  Our Board considered the results of this vote to be generally supportive of the Company's compensation policies and programs and did not make any changes to such policies and programs as a result of such vote.

Elements of Compensation

Executive compensation consists of both cash and equity and is comprised of the following elements, each of which is described below:

•	Base salary;
•	Cash bonuses pursuant to the Spartan Motors, Inc. Executive Leadership Team Incentive Compensation Framework (the “ELT Plan”); and
•	Ownership/Equity compensation such as stock grants, restricted stock, stock options, and stock appreciation rights.

Each component of executive compensation is designed to accomplish one or more of the five compensation objectives described above.  The total compensation for executives is structured so that a majority of the total earnings potential is derived from performance-based incentives to encourage management to adopt an ownership mentality and take appropriate risks.  The elements of the executive compensation program are described in detail below.

The Human Resources and Compensation Committee believes that the percentage of an executive's total compensation that is "at risk" should increase as the executive's responsibilities and ability to influence profits increase. For this reason, the percentage of executive officers' potential compensation that is based upon bonuses and stock plan awards is larger relative to other employees.

Base Salary

Base salary is a fundamental component of the Company's compensation system, and competitive salary levels are necessary to attract and retain well-qualified executives.  The Human Resources and Compensation Committee determines recommended base salaries for executive officers by evaluating the responsibilities of the position, the experience of the individual, the performance of Spartan Motors, the performance of the individual, the competitive marketplace for similar management talent, and other relevant factors.  The Human Resources and Compensation Committee does not give specific weight to any particular factor.  Using these same factors, the Human Resources and Compensation Committee may recommend base salary adjustments on a periodic basis to maintain the desired levels of base salaries for Spartan Motors' executives.  As stated above, total compensation for executives is structured so that a majority of the total earnings potential is derived from performance-based incentives to encourage management to adopt an ownership mentality.

Aon Hewitt was engaged in 2010 to benchmark the salaries of the executive officers of Spartan Motors. Details regarding the benchmarking process appear below under the heading "Human Resources and Compensation Committee Processes and Procedures; Participation of Management; Benchmarking Process."  This benchmarking process was completed in 2011.  In February of 2012, the Human Resources and Compensation Committee approved an adjustment in base salary for Messrs. Sztykiel, Gorman, and Nowicki to $404,928, $330,010, and $300,000, respectively, based on the performance of the individual executives and the benchmarking completed in 2011.  There were no changes to the base salary for Messrs. Sztykiel, Gorman or Nowicki for 2013.

Cash Incentive Bonuses

In 2011, the Board of Directors adopted the Spartan Motors, Inc. Executive Leadership Team Incentive Compensation Framework (the "ELT Plan") for the Company's executive management team, including each of the named executive officers shown in the tables below.  The ELT Plan is based on an economic value-added ("EVA") model, along with other pre-determined management objectives and revenue goals.  The ELT Plan is intended to provide management with incentives to choose strategies and investments that maximize shareholder value, utilize a financial measurement consistent with the market's evaluation of Spartan Motors' performance, and communicate Spartan Motors' financial objectives in a clear and quantifiable manner.  The Human Resources and Compensation Committee is responsible for annually reviewing the provisions of the ELT Plan, setting the management objectives and revenue goals, and approving all payouts under the plan.

Each participant's annual bonus is determined by multiplying (1) his or her target bonus percentage (which is determined separately for different categories of employees and detailed below for the named executive officers) by (2) the Bonus Multiplier (described below) by (3) the participant's annual salary.

The Bonus Multiplier is determined based on three bonus multiplier metrics:  an EVA goal, operational objectives (MBOs), and a targeted sales goal.

EVA Metric:  On an annual basis, the Human Resources and Compensation Committee will set a target EVA for the Company, based on expected improvements in EVA from the prior year.  The Company defines EVA as net operating profit after tax, less a capital charge based on the assets employed in the business.  The EVA multiple is a fraction or multiple of the target EVA, based on the actual EVA results for the particular year.  For example, if the net operating profit after tax for a given year, less the capital charge, was exactly 150 percent of the target EVA, then the EVA multiple would be 1.5 for that year, and this multiple would be expressed as "1.5X".    The floor for the EVA multiple (0X) will be set at the prior year's actual EVA, with expected improvement targets built from that starting point.  The EVA multiple will have a ceiling of 2X (200 percent of the target EVA).  For the year ended December 31, 2012, the EVA floor (0X) was $-18,174,000 and the goal (1X) was $-11,168,000.  The achieved multiplier was 0.6X.

MBO:  On an annual basis, the Human Resources and Compensation Committee will establish the MBOs the officers are expected to accomplish for the year.  Unless specifically weighted differently by the Board at the start of the year, each of the MBOs will be equally weighted.  The MBO multiple will have a floor of 0X (0 percent achievement of the objectives) and a ceiling of 1X (100 percent achievement of all of the objectives).  For the year ended December 31, 2012, the achieved MBO multipliers for the named executive officers ranged from 0.765X to 0.798X.

Sales Metric:  The Human Resources and Compensation Committee also established an annual sales target.  The floor for the sales multiple (0X) will be set at the prior year's actual sales, with expected growth built from that starting point.  The sales multiple will have a ceiling of 2X (200 percent of the target sales level).

For 2012, the final Bonus Multiplier was calculated by taking an average of the three metrics described above, with each metric receiving an equal weighting.  The Human Resources and Compensation Committee retains the right to change the weighting of the three metrics for any plan year.  The target bonus percentage is a percentage of the participant's salary, and is expected to be between 40 and 55 percent for each of the named executive officers.

For 2012, each named executive officer's target bonus percentage, Bonus Multiplier, and actual bonus earned were as follows:

	2012 Target Bonus Percentage	2012 Bonus Multiplier	2012 Bonus Earned
John E. Sztykiel	55%	76.5%	$170,373
Thomas G. Gorman	55%	76.5%	$138,852
Joseph M. Nowicki	55%	76.5%	$126,225
Dennis E. Schneider	40%	79.1%	$76,153
John A. Forbes	40%	79.8%	$68,628

For 2013, the Human Resources and Compensation Committee has set the target bonus percentage at 55% for Messrs. Sztykiel and Gorman and 40% for Ms. Wade and Messrs. Schneider and Forbes.

The ELT Plan generally requires that a portion of the amount that would otherwise be payable to a participant for a given year be deferred or "banked."  Each of the named executive officers was required to defer 25% of the bonus amounts earned in 2012 (and paid in 2013).  The amounts that are banked accrue interest and may be paid in future years, but they are subject to forfeiture in accordance with the terms of the ELT Plan.  For more details regarding these deferral features of the ELT Plan, see the "Non-Qualified Deferred Compensation" table on page 21 and accompanying narrative.

At the discretion of the Human Resources and Compensation Committee, any ELT bonus may be paid in the form of the Company's common stock.  For fiscal year 2012, all ELT Plan bonuses, as described above, were paid in cash.

Long Term Incentives

Spartan Motors' equity compensation plans are designed to encourage long-term investment in Spartan Motors by participating executives and employees, more closely align executive and shareholder interests, and reward executive officers and other employees for building shareholder value.  The Human Resources and Compensation Committee believes stock ownership by management and other employees is beneficial to all Spartan Motors, Inc. stakeholders.

Spartan Motors currently has the ability to grant equity-based compensation to its named executive officers under the Stock Option and Restricted Stock Plan of 2003, the Stock Incentive Plan of 2005, the Stock Incentive Plan of 2007, and the Stock Incentive Plan of 2012.  The Human Resources and Compensation Committee administers all aspects of the plans and reviews, modifies (to the extent appropriate), and approves management's recommendations for awards.

Until 2005, absent unusual circumstances, the Human Resources and Compensation Committee had historically granted stock options on an annual basis to officers, employees, and directors who were employees of Spartan Motors and on a biannual basis to non-employee directors of Spartan Motors.  In 2005, Spartan Motors began the practice of granting shares of restricted stock and stock appreciation rights to officers, key employees and non-employee directors, instead of stock options.

In 2008, the Company discontinued the granting of stock appreciation rights in lieu of restricted stock that vests over time.  This was considered a better method to retain key personnel while rewarding them with equity awards that are aligned with longer term shareholder returns.  In addition, restricted stock awards can be more effective at retaining key personnel in a volatile or depressed stock market. The Company believes that restricted stock helps the executives focus on creating shareholder value, while the time-based vesting feature provides a strong incentive for the executives to commit themselves to the Company for the long-term.  Restricted stock awards also encourage executive officers to manage the Company from the perspective of an owner.

In 2012, the Company granted shares of restricted stock to each of the named executive officers, as shown in the compensation tables below.  In general, the restricted stock awards granted during 2012 vest at a rate of 25% per year for a period of four years (as long as the executive remains employed with the Company) for Messrs. Sztykiel, Nowicki and Gorman and at a rate of 33% per year for a period of three years for Messrs. Schneider and Forbes.  However, for all named executives, unvested restricted stock awards become immediately and fully vested on the date the executive becomes eligible for retirement if he is still employed with the Company at that time.  Under terms of their respective grants and the Company's equity compensation plans, Mr. Gorman becomes retirement-eligible on February 18, 2014.

Quantity and Mix of Awards

In 2013, stock-based compensation for the Company's named executive officers was determined considering Long Term Incentive Compensation ("LTIC") targets and multiples.  The amount of long term incentive compensation to be awarded to an executive each year (the "Annual LTIC Amount") is to be determined considering (1) his or her target long term compensation rate ("LTIC Rate") (which is determined separately for different categories of executives and detailed below for the named executive officers), multiplied by (2) the long term compensation multiple ("LTIC Multiple") (described below) and by (3) the executive's annual salary.

The LTIC Rate is determined by the Human Resources and Compensation Committee and is expected to be 60 to 65 percent of base pay for the Company's CEO, CFO and COO, and 30 percent of base pay for the Company's other named executive officers.

The LTIC Multiple is determined considering the performance of two metrics:  a shareholder return metric and a strategic objective metric.

Shareholder Return Metric: A portion of the Annual LTIC Amount will be based on performance relative to a shareholder return metric to be established annually by the Human Resources and Compensation Committee.   The shareholder return metric may consist of a return on invested capital (ROIC) target, a comparison of Spartan Motors' total shareholder return to a peer group of companies in similar industries, or other shareholder return metrics as the Human Resources and Compensation Committee deems appropriate.

Strategic objective Metric:  On an annual basis, the Human Resources and Compensation Committee will establish the strategic objectives the officers are expected to accomplish for the year.

The final LTIC Multiplier will generally be determined considering an average of the two metrics described above, with each metric receiving an equal weighting; however, the Human Resources and Compensation Committee retains the right to change the weightings of the above metrics for any plan year.

The Equity-Based Compensation Payment may be made in a combination of restricted stock grants and options at the discretion of the Human Resources and Compensation Committee.    The number of shares to be granted for restricted share grants will be determined by dividing the Annual LTIC Amount for the proportion of the award that is to be in the form of restricted stock by the average stock price over the preceding three years.  The number of stock options granted will be determined by dividing the Annual LTIC Amount for the proportion of the award that is to be in the form of stock options by the calculated Black-Scholes valuation of the options at the grant date.  For example, if one half of the grant is to be in the form of restricted shares and one half is to be in the form of stock options, the number of restricted shares to be granted will be determined by dividing half of the Annual LTIC amount by the average stock price over the preceding three years, and the number of stock options to be issued will be determined by dividing half of the Annual LTIC amount by the calculated Black-Scholes valuation of the options at the grant date.  In 2012, all long term incentive compensation grants were made in the form of restricted stock, and for 2013 all long term incentive compensation grants are expected to be made in the form of restricted stock.

Chief Executive Officer

The Chief Executive Officer's compensation is based on the policies and objectives outlined above for all executive officers.  The Human Resources and Compensation Committee believes that incentive compensation, designed to reward performance, should represent a significant percentage of Mr. Sztykiel's potential compensation.

Human Resources and Compensation Committee Processes and Procedures; Participation of Management; Benchmarking Process

The Human Resources and Compensation Committee of the Board of Directors develops and recommends to the Board of Directors Spartan Motors' executive compensation policies.  The Human Resources and Compensation Committee also administers Spartan Motors' executive compensation program and recommends for approval to the Board of Directors the compensation to be paid to the Chief Executive Officer and other executive officers.  The Human Resources and Compensation Committee consists of six directors, none of whom is a current or former employee of Spartan Motors.

Other than the CEO (Mr. Sztykiel) and the CFO (Mr. Nowicki), none of the Company's named executive officers participate in the discussions with the Human Resources and Compensation Committee.  Mr. Sztykiel and Mr. Nowicki participate only to assist in the process of determining the compensation for executives other than themselves, and to provide information to the Human Resources and Compensation Committee regarding Company performance, operations, strategies, and other information requested by the Human Resources and Compensation Committee.

The Human Resources and Compensation Committee's written charter provides that the Committee will review and make recommendations regarding the compensation of executive officers.  Executive compensation decisions must be approved by a majority of the independent members of the Board of Directors.

The Human Resources and Compensation Committee periodically engages independent third party consultants to provide data and analysis regarding the compensation of executives at our peer group companies and at companies against whom we must compete for talent.  The Human Resources and Compensation Committee uses this data to design and implement competitive compensation programs.  Independent consultants engaged by the Human Resources and Compensation Committee do not answer to management.  In 2010, the Committee engaged Aon Hewitt to benchmark officer salaries and other compensation incentives.  This engagement was completed in 2011 and was a factor utilized in determining the base salary adjustments for 2012 described above.

To perform compensation benchmarking, Aon Hewitt conducted a Total Compensation Measurement study against a custom group of companies.  In determining appropriate peer companies to use as a basis for comparison, Aon Hewitt worked with management under the direction of the Human Resources and Compensation Committee and selected 22 specialty manufacturing and automotive organizations.  All market data comparisons were size adjusted using revenue-based regression analysis to represent 50th percentile pay levels.  Additional raw statistics were also included in the analysis.  The list of identified peer companies in this survey include:  Alamo Group, Inc.; American Superconductor Corporation; Ameron International Corporation; Brady Corporation; Dorman Products, Inc.; Drew Industries Incorporated; ESCO Technologies, Inc.; Federal Signal Corporation; GenCorp, Inc.; Graco, Inc.; Herman Miller, Inc.; JB Poindexter & Co., Inc.; Kaydon Corporation; Methode Electronics, Inc.; Sauer-Danfoss, Inc.; Standard Motor Products; Stoneridge, Inc.; Supreme Industries, Inc.; Thor Industries, Inc.; TriMas Corporation; United Components, Inc.; and Woodward Governor Company.  The Human Resources and Compensation Committee used this information in making its decision for the officers' compensation.

Pricing Equity Awards; Disclosure of Information

Spartan Motors has long observed a policy of setting the exercise price for stock options, stock appreciation rights, and other share-based awards equal to the closing market price on the date of the grant (or most recent closing price if the date of the grant is not a trading day).  Stock options and stock appreciation rights are not repriced.  We do not "backdate" stock options or any other share based payments.  As described above, the price used to determine the number of restricted shares to be granted is the average stock price over the preceding three years and the value used to determine the number of options to be granted is the Black-Scholes valuation of the options at the grant date.

The Board of Directors is committed to maintaining the integrity of the compensation philosophy and programs.  As part of this commitment, Spartan Motors believes that the disclosure of material nonpublic information should never be manipulated for the purpose of enriching compensation awards.  We do not time the release of public information to affect the value of share based awards, and we do not time the grant of share based awards to take advantage of the disclosure of information.

Personal Benefits; Perquisites

We believe that compensation in the form of perquisites and personal benefits do not provide transparency for shareholders or serve our compensation philosophy.  Consequently, such benefits play a very minor role in the compensation program.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code provides that publicly held corporations may not deduct compensation paid to the named executive officers in excess of $1 million annually, with some exceptions.  We have examined the executive compensation policies in light of Section 162(m) and the regulations under that section.  We do not expect that any portion of Spartan Motors' deduction for employee remuneration will be disallowed in 2013 or in future years by reasons of awards granted in 2012.

Other Information

We do not provide a defined benefit pension to our named executive officers.  We generally do not enter into any formal employment agreements with our executive officers; however, in some cases, we have committed to provide certain benefits to these executives.  Those commitments are described in this Proxy Statement.

The Company believes it is important for each executive officer to acquire and maintain a meaningful ownership position in the Company’s stock to directly align the executive’s interest with those of the shareholders.  Accordingly, each of the Company’s executive officers is expected to acquire and maintain ownership of the Company’s common stock with an aggregate market value of five times his or her annual base salary for the Chief Executive Officer, three times annual base salary for the Chief Financial Officer and Chief Operating Officer and two times annual base salary for all other executive officers.

Compensation Summary

The following table shows certain information concerning the compensation earned by the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, President of Utilimaster Corp., and President of ER Vehicles.  The individuals identified in the table may be referred to as the "named executive officers" in this Proxy Statement.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Non-Equity Incentive Plan Compen- sation (3) ($)	All Other Compen- sation (4) ($)	Total ($)

John E. Sztykiel,	2012	$404,928	$--	$173,760	$171,035	$23,589	$773,312
President, CEO, and	2011	342,004	45,000	137,633	48,992	22,751	551,380
Director	2010	318,977	--	215,000	40,275	23,145	597,397
Joseph M. Nowicki	2012	300,000	--	152,040	126,693	12,051	590,784
CFO (5)	2011	250,016	50,000	95,689	34,689	8,150	438,545
	2010	237,183	--	137,600	27,452	5,256	407,491
Thomas W. Gorman,	2012	330,010	--	152,040	139,423	12,357	633,830
COO	2011	305,032	60,000	108,199	42,323	9,371	524,925
	2010	287,079	--	172,000	33,493	6,640	499,212
Dennis E. Schneider (6)	2012	240,577	--	16,290	76,153	1,546	334,566
President, ER Vehicles	2011	--	--	--	--	--	--
	2010	--	--	--	--	--	--
John A. Forbes	2012	215,000	--	89,595	69,034	6,283	379,912
President, Utilimaster	2011	198,000	--	29,190	29,941	4,120	261,251
Corp.	2010	195,000	--	34,400	13,631	400	243,431

(1)	Amounts in this column reflect one-time cash bonuses earned and expensed by the Company in the respective year.

(2)
Amounts shown in this column represent the aggregate grant date fair value of stock awards.  The fair values were determined in accordance with the Financial Accounting Standards Board's (FASB) Accounting Standards Codification (ASC) Topic 718, "Stock Compensation."  For information regarding valuation assumptions, see Note 12 – Stock Based Compensation to the Consolidated Financial Statements for the year ended December 31, 2012.

(3)
Consists of performance-based non-equity (cash) compensation earned under the ELT Plan (or its predecessor) for the respective year and earnings on awards deferred from prior years.  Please see the "Compensation Discussion and Analysis" section above and the narrative discussion following this table for details.  Earnings on ELT Plan awards for 2012 for each named executive officer are detailed in the Non-Qualified Deferred Compensation table on page 21.

(4)
The 2012 amounts reported in this column consist of (i) the Company's matching contribution to the named executive officer's qualified 401(k) retirement plan as follows:  $4,271 for Mr. Sztykiel, $2,778 for Mr. Nowicki, $3,707 for Mr. Gorman, $1,246 for Mr. Schneider, and $3,650 for Mr. Forbes; (ii) dividends paid on restricted stock as follows:  $12,718 for Mr. Sztykiel, $7,578 for Mr. Nowicki, $8,650 for Mr. Gorman, $300 for Mr. Schneider, and $2,633 for Mr. Forbes; (iii) Supplemental Executive Retirement Plan contribution for Mr. Nowicki of $1,696 and (iv) amounts paid for country club dues of $6,600 for Mr. Sztykiel.

(5)	Mr. Nowicki resigned from the Company on March 22, 2013 in order to accept a position as CFO with another company.
(6)	Mr. Schneider joined the Company in January, 2012.

Grants of Plan-Based Awards During 2012

The following table provides information concerning each grant of an award made to the named executive officers in the last completed fiscal year.

Grants of Plan-Based Awards

		Date the	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Compensation Committee Took Action	Threshold ($)	Target ($)	Maxi mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)

John E. Sztykiel	N/A	N/A	$--	$222,710	$378,608	--	--	--	--	$--
	3/16/12	2/22/12	--	--	--	--	--	--	32,000	173,760

Joseph M. Nowicki	N/A	N/A	--	165,000	280,500	--	--	--	--	--
	3/16/12	2/22/12	--	--	--	--	--	--	28,000	152,040

Thomas G. Gorman	N/A	N/A	--	181,506	308,559	--	--	--	--	--
	3/16/12	2/22/12	--	--	--	--	--	--	28,000	152,040

Dennis E. Schneider				96,231	163,592
	3/16/12	2/22/12	--	--	--	--	--	--	3,000	16,290

John A. Forbes				86,000	146,200
	3/16/12	2/22/12	--	--	--	--	--	--	16,500	89,595

(1)
The amounts reported in these columns are not actual awards.  They represent the possible threshold, target, and maximum awards that could have been earned by each named executive officer for fiscal year 2012 under the ELT Plan described under "Compensation Discussion and Analysis" above.  The actual amount earned by each named executive officer under the ELT Plan for fiscal year 2012 is reported in the Summary Compensation Table above.  The threshold amounts represent the minimum bonus payable to the named executive officer under the ELT Plan.  Generally, there is no guarantee of any minimum bonus under the ELT Plan.  The target amounts represent the target cash award for each named executive officer for 2012 performance.  Each target amount assumes a Bonus Multiple of 1.0X.  Each maximum amount represents the maximum annual bonus payable to the named executive officer under the ELT Plan and is calculated based on a Bonus Multiple of 1.7X.  For details regarding how awards under the ELT Plan are determined, see the "Compensation Discussion and Analysis" section above.

(2)
These columns typically represent possible awards of common stock under the Company's ELT Plan.  Under the terms of the ELT Plan, the Human Resources and Compensation Committee, in its sole discretion, may pay all or any portion of an annual cash bonus under the ELT Plan in the form of Spartan Motors common stock.   For 2012, it was expected that the Human Resources and Compensation Committee would elect to pay all awards earned under the ELT Plan in cash; therefore, no target amounts are reported in these columns.

(3)
The amount reported in this column reflects the number of shares of common stock issued to the named executive during 2012.  Shares granted on March 16, 2012 are subject to 4-year vesting schedules (25% per year beginning on the first anniversary of the grant date) for Messrs. Sztykiel, Nowicki and Gorman and are subject to 3-year vesting schedules (33% per year) for Messrs. Schneider and Forbes.  Dividends are paid on shares of restricted stock at the rate dividends are paid on common stock.  All restricted stock have voting rights and are subject to cancellation in the event of termination from employment for reasons other than death, disability, or retirement.

(4)
Amounts reported equal the aggregate grant date fair value determined in accordance with FASB ASC Topic 718, "Stock Compensation," and do not represent cash payments to or amounts realized by the named executive officers. For valuation assumptions, see Note 12 – Stock Based Compensation to the Consolidated Financial Statements for the year ended December 31, 2012.

The Company paid the compensation set forth in the Summary Compensation Table and the Grants of Plan Based Awards table pursuant to the philosophy, procedures, and practices set forth in the "Compensation Discussion and Analysis" section above.

Outstanding Equity Awards at December 31, 2012

The following table provides information concerning unexercised options, SARs, and restricted stock that had not vested for each named executive officer outstanding as of December 31, 2012.

Outstanding Equity Awards at Fiscal Year-End

	OPTION AWARDS			STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options: Exercisable(1) (#)	Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)

John E. Sztykiel	45,000 44,999 11,250 28,125 23,000	$ 4.49 5.30 4.57 10.12 7.64	12/31/2013 12/31/2014 12/31/2015 12/29/2016 12/31/2017	108,744	$ 535,020
Joseph M. Nowicki	--	--	--	68,975	339,357
Thomas W. Gorman	--	--	--	78,025	383,883
Dennis E. Schneider				3,000	14,760
John A. Forbes				23,833	117,259

(1)	All of the options and SARs reported in this table are fully exercisable.

(2)
The exercise price for any options or SARs is set pursuant to the related Company stock incentive plan under which it was issued.  Incentive stock options granted under the 1994 Incentive Stock Option Plan or the Stock Option and Restricted Stock Plan of 1998 must have an exercise price equal to at least 100% of the fair market value of Spartan Motors stock on the grant date.  All stock options granted under the Stock Option and Restricted Stock Plan of 2003, the Stock Incentive Plan of 2005, or the Stock Incentive Plan of 2007 must have an exercise price equal to at least 100% of the fair market value of Spartan Motors stock on the grant date.  Refer to Note 12 – Stock Based Compensation to the Consolidated Financial Statements for the year ended December 31, 2012 for further information.

(3)	The vesting dates for shares of restricted stock that have not vested as of December 31, 2012 are as follows:

Named Executive Officer	Vesting Dates

John E. Sztykiel
1,111 shares on each of 3/21/13, 3/21/14, 3/21/15 and 3/21/16
8,000 shares on each of 3/16/13, 3/16/14, 3/16/15 and 3/16/16
12,000 shares on each of 6/30/13 and 6/30/14
16,100 shares on each of 8/10/13, 8/10/14 and 8/10/15

Joseph M. Nowicki
7,000 shares on each of 3/16/13, 3/16/14, 3/16/15 and 3/16/16
793.6 shares on each of 3/21/13, 3/21/14, 3/21/15 and 3/21/16
3,000 shares on each of 6/30/13 and 6/30/14
10,600 shares on each of 8/10/13, 8/10/14 and 8/10/15

Thomas W. Gorman	7,000 shares on 3/16/13 793.6 shares on 3/21/13 4,000 shares on 6/30/13 12,950 shares on 8/10/13 53,281 shares on 2/18/14

Dennis E. Schneider	1,000 shares on each of 3/16/13, 3/16/14, and 3/16/15
John A. Forbes	5,500 shares on each of 3/16/13, 3/16/14, and 3/16/15 5,001 shares on 8/10/12 2,334 on 8/10/13

(4)
The market value of the unvested restricted stock is determined by multiplying the closing market price of the Spartan Motors' common stock as of December 31, 2012 ($4.92) by the number of shares of stock.

Option Exercises and Stock Vested in 2012

The following table provides information concerning the vesting of restricted stock during 2012 for each of the named executive officers on an aggregated basis and all stock option exercises by named executive officers during 2012.

 Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)

John E. Sztykiel	44,998	$7,873	37,986	$195,456
Joseph M. Nowicki	--	--	14,393	71,629
Thomas W. Gorman	--	--	17,743	88,290
Dennis E. Schneider	--	--	--	--
John A. Forbes	--	--	5,000	24,300

(1)
The amounts in this column are determined by multiplying (a) the number of shares of stock acquired upon exercise of the options by (b) the difference between the market price of the underlying shares on the exercise date and the exercise price of the options.

(2)
The amounts in this column are determined by multiplying the number of shares of stock vesting by the market value of the underlying shares on the vesting date (or, if the vesting date is not a trading day, the  trading day immediately preceding the vesting date).

Non-Qualified Deferred Compensation

The following table provides information concerning non-qualified deferred compensation for 2012.  This table should be read in conjunction with the narrative discussion that follows the table.

Non-Qualified Deferred Compensation

Name	Plan(1)	Executive Contributions In Last FY(2) ($)	Registrant Contributions In Last FY(3) ($)	Aggregate Earnings In Last FY(4) ($)	Aggregate Withdrawals/ Distributions In Last FY ($)	Aggregate Balance At Last FYE ($)

John E. Sztykiel	ELT Plan	$42,593	$--	$662	$12,120	$42,593
	SERP	34,998	--	18,871	--	235,308
	Total	77,591	--	19,533	12,120	277,901

Joseph M. Nowicki	ELT Plan	31,556	--	468	8,579	31,556
	SERP	10,923	--	2,938	--	36,503
	Total	42,479	--	3,406	8,579	68,059

Thomas W. Gorman	ELT Plan	34,713	--	571	10,466	34,713
	SERP	15,253	--	9,503	--	106,086
	Total	49,966	--	10,074	10,466	140,799

Dennis E. Schneider	ELT Plan	19,038	--	--	--	19,038
	SERP	--	--	--	--	--
	Total	19,038	--	--	--	19,038

John A. Forbes	ELT Plan	17,157	--	406	7,439	17,157
	SERP	--	--	--	--	--
	Total	17,157	--	406	7,439	17,157

(1)	Messrs. Sztykiel, Nowicki, and Gorman were the only named executive officers who participated in the SERP in 2012. Please see the narrative discussion following this table for more information.

(2)
The amounts reported in this column consist of mandatory and voluntary deferrals under the ELT Plan (and its predecessor plan), and for Messrs. Sztykiel, Nowicki, and Gorman only, deferrals of compensation under the SERP.  All ELT Plan and SERP employee deferrals in previous fiscal years were disclosed in the applicable year's Summary Compensation Table.

(3)
Spartan Motors does not make matching contributions on behalf of participants in the ELT Plan.  Participant contributions to the SERP are matched by the Company at the discretion of the Board of Directors and included in the "All Other Compensation" column in the Summary Compensation Table above.

(4)
Participants in the ELT Plan earn interest on any deferred balances at an annual rate equal to the lower of: (a) the highest rate the Company pays at the time of the deferral on its debt capital, or (b) 10%.  For 2012, the interest rate on deferred balances was 5.46%.   Interest continues to be credited at this rate until the deferrals and the related accrued interest are paid or reset in the following year based on the parameters above. Earnings on the SERP are determined by investment choices made by the SERP participants from options determined by the Company.  The investment choices consist of specified mutual funds (primarily those offered by Fidelity Investments).  Only the amounts earned related to the ELT Plan are reported as non-equity incentive plan compensation in the Summary Compensation Table above.

Spartan Motors maintains two non-qualified deferred compensation plans:  the Supplemental Executive Retirement Plan ("SERP") and the Spartan Motors, Inc. Executive Leadership Team Incentive Compensation Plan (the "ELT Plan").

The SERP

The SERP is a non-qualified defined contribution plan administered by the Human Resources and Compensation Committee that allows eligible participants to defer compensation and incentive amounts and provides for discretionary matching and profit-sharing type contributions by the Company.  The SERP is operated much like the Company's 401(k) plan, but participation is limited to a select group of employees determined by the Board of Directors.  The SERP is a funded plan, however, the participants are merely general creditors of the Company.  The SERP's assets are subject to other creditors of the Company in some circumstances.  In 2012, Messrs. Sztykiel, Nowicki, and Gorman were the only named executive officers who participated in the SERP.

The SERP allows participants to defer up to 25% of their base salary and up to 50% of their cash bonuses each year.  At the beginning of each plan year, the Human Resources and Compensation Committee may elect to match all or a specified portion of each participant's contribution for that year.  The Human Resources and Compensation Committee will generally provide that each participant will receive a matching contribution equal to the matching contribution that the participant would have received under the Company's 401(k) plan but for limitations imposed by the Internal Revenue Code.  In addition, the Human Resources and Compensation Committee may, in its discretion, make an additional matching contribution and/or a profit-sharing type contribution to the SERP each year.

Contributions to the SERP are transferred to an irrevocable rabbi trust where each participant has a bookkeeping account in his name.  Earnings on each participant's SERP balance are determined by the investment election of the participants.  The investment options available to participants consist primarily of mutual funds offered by Fidelity Investments.

All participants are always fully vested in their elective deferrals, and such deferrals will be distributed upon termination of employment, death, disability, or a change in control of the Company.  Amounts are also distributable upon an unforeseeable emergency.  Matching and profit-sharing contributions contributed by the Company will vest at a rate of 20% per year over a five-year period and may be distributed upon the later of attainment of age 60 and termination of employment, or upon earlier death, disability, or change in control of the Company.  Any unvested matching or profit-sharing contributions will become fully vested if a participant retires upon reaching age 60, dies, or becomes disabled.  Matching contributions and profit-sharing contributions may be forfeited if the participant enters into competition with the Company, divulges confidential information about the Company, or induces Company employees to leave their employment to compete with the Company.

Distributions from the SERP may be made in a lump sum or in an installment plan not to exceed 10 years (at the election of the participant).

The ELT Plan

Deferred compensation is only a secondary feature of the ELT Plan; the primary purpose of the plan is to provide an incentive for the executives and certain other key associates to earn a bonus based on specified measures of operating performance.  The calculation of awards under the ELT Plan is described in the "Compensation Discussion and Analysis" section above.  The deferral features of the plan are described here.

Mandatory Deferral. Each participant in the ELT Plan is required to defer a portion of the current year's annual incentive bonus earned.  Each of the named executive officers was required to defer 25% of his bonus earned for 2012, to be paid at the time the 2013 ELT bonus (if any) is paid in 2014.

Interest on Mandatory Deferrals.  Interest is credited on any deferred balances at an annual rate equal to the lower of:  (a) the highest rate the Company pays at the time of the deferral on its debt capital, or (b) 10%.  Interest continues to be credited at this rate until the deferrals and the related accrued interest are paid or the rate is reset in the following year based on the parameters above.

Annual Incentive Bonus Cash Payout.  Payments on annual incentive bonuses to all participants in the ELT Plan employed by the Company on the last day of the performance year are calculated and paid no later than March 15 of the year following the end of the performance year.  The amount of the annual payout is equal to the sum of:

•	100% of any unpaid carryover balance (mandatory deferred balance) from prior years; plus

•	the annual incentive bonus earned for the current performance year; less

•	the deferred amount for the current performance year.

Termination of Employment; Change of Control; Death, Disability, and Retirement.   Subject to certain exceptions, if a participant's employment voluntarily or involuntarily terminates for any reason other than death, disability, or retirement during any performance year, the participant will not earn an annual incentive bonus for that year.  Unless otherwise determined by the Human Resources and Compensation Committee, the participant will receive 50% of his or her mandatory deferred balance.  See footnote three to the Potential Payments Upon Termination or Change-in-Control table below for further details.

If a participant dies, becomes disabled, retires, is no longer eligible to participate in the plan, or if there is a change in control (all as defined in the ELT Plan), then the participant receives a prorated annual incentive bonus for the year in which the event occurs and all of the participant's mandatory deferred balances.

Potential Payments Upon Termination or Change-in-Control

The following table summarizes the potential payments and benefits payable to the Company's named executive officers upon termination of employment in connection with each of the triggering events set forth in the table below, assuming, in each situation, that the triggering event took place on December 31, 2012.  The closing market price of Spartan Motors common stock was $4.92 as of December 31, 2012.
Triggering Event and Payments/Benefits

	John E. Sztykiel	Joseph M. Nowicki (1)	Thomas W. Gorman	Dennis E. Schneider	John A. Forbes

Change in Control
Early Vesting of Restricted Stock (2)	$535,020	$339,357	$383,883	$14,760	$117,258
ELT Plan (3)	42,593	31,556	34,713	19,038	17,157
SERP Plan (4)	235,308	36,503	106,086	--	--

Death
Early Vesting of Restricted Stock (2)	551,851	266,320	325,964		--
ELT Plan (3)	42,593	31,556	34,713	19,038	17,157
SERP Plan (4)	235,308	36,503	106,086	--	--

Disability
Early Vesting of Restricted Stock (2)	535,020	$339,357	$383,883	$14,760	$117,258
ELT Plan (3)	42,593	31,556	34,713	19,038	17,157
SERP Plan (4)	235,308	36,503	106,086	--	--

Retirement
Early Vesting of Restricted Stock (2)	535,020	$339,357	$383,883	$14,760	$117,258
ELT Plan (3)	42,593	31,556	34,713	19,038	17,157
SERP Plan (4)	235,308	36,503	106,086	--	--

Other
Termination Without Cause (5)	--	300,000	330,010	--	107,500

(1)	Mr. Nowicki resigned from the Company on March 22, 2013 in order to accept a position as CFO with another company.

(2)
Under the Stock Incentive Plan of 2012, the Stock Incentive Plan of 2007, the Stock Incentive Plan of 2005, and the Stock Option and Restricted Stock Plan of 2003, upon a change in control of the Company, all of the named executive officers' unvested stock options and stock appreciation rights become immediately exercisable in full and will remain exercisable during their remaining terms.  All other outstanding incentive awards of the named executive officers become immediately and fully vested and nonforfeitable upon a change in control of the Company.  The Stock Option and Restricted Stock Plan of 1998 allows the Human Resources and Compensation Committee to include provisions in incentive awards that accelerate the vesting or elimination of restrictions on incentive awards upon a change in control of the Company.  The 1994 Incentive Stock Option Plan allows a participant to exercise his or her wholly or partially unexercised options for a limited period of time prior to the dissolution or liquidation of the Company, or upon a merger or consolidation of the Company in which the Company is not the surviving corporation.

A participant's shares of restricted stock under all existing stock incentive plans will become immediately vested upon death, disability, or the participant becoming retirement-eligible.

(3)
In the event a participant in the ELT Plan dies, becomes disabled, or retires or in the event of a change in control of the Company (defined as the acquisition by a purchaser of more than 50% of the Company's stock or substantially all the assets of the Company), 100% of the sum of the mandatory deferred balances is payable to the participant within 30 days after the triggering event.  Unless otherwise determined by the Human Resources and Compensation Committee, for terminations other than death, disability, retirement, or change in control prior to the end of the performance year, 50% of the sum of mandatory deferred  balances is payable to the participant within 30 days after separation from service, but not in a later taxable year.

(4)	Amount reflects accumulated balance, earnings to date on the balance, and registrant contributions for the SERP plan.

(5)	Amounts reported in this row reflect severance payments the Company is obligated to make to the named executive officer upon any termination of employment without cause.

Compensation of Directors

Compensation for the Board of Directors is established by the full Board based on input from external compensation experts.  The following table provides information concerning the compensation of directors for Spartan's last completed fiscal year.

Director Compensation

Name(1)(2)	Fees Earned or Paid in Cash (3) ($)	Stock Awards (4) ($)	Total ($)

Hugh W. Sloan, Jr.	$95,048	$80,160	$175,208

Richard F. Dauch	47,489	40,182	87,671

Ronald Harbour	47,595	40,182	87,777

Kenneth Kaczmarek	55,095	40,182	95,277

Richard R. Current	55,095	40,182	95,277

Andrew M. Rooke	30,667	-	30,667

_

(1)
The named executive officer who served as director during 2012 (John Sztykiel) received no additional compensation for his service as director.  All compensation paid to Mr. Sztykiel is reported in the Summary Compensation Table above.

(2)
As of December 31, 2012, each director had outstanding the following aggregate number of (a) unvested stock awards and (b) options to purchase or SAR awards (all of which are vested) with respect to the following number of shares:

Name	Outstanding Stock Awards - # of shares	Outstanding Option/SAR Awards -# of shares

Hugh W. Sloan, Jr.	25,700	3,900
Richard F. Dauch	12,970	-
Ronald Harbour	12,970	-
Kenneth Kaczmarek	12,970	19,649
Richard R. Current	12,970	-
Andrew M. Rooke	-	-

(3)	Includes dividends paid on unvested restricted stock.

(4)
Amounts shown in this column represent the aggregate grant date fair value of the stock awards granted during 2012.  The fair values were determined in accordance with the FASB ASC Topic 718, "Stock Compensation."  For information regarding valuation assumptions, see Note 12 – Stock Based Compensation to the Consolidated Financial Statements for the year ended December 31, 2012.

Each non-employee director other than the Chairman of the Board receives an annual retainer of $46,000.  The Chairman of the Board receives an annual retainer of $92,000.  The Human Resources and Compensation Committee and Audit Committee chairs received an additional annual fee in 2012 of $7,500.

In 2012, each non-employee director other than the Chairman of the Board and Mr. Rooke received a grant of 7,400 shares of restricted stock on March 16, 2012.  The Chairman of the Board received a grant of 14,800 shares of restricted stock on March 16, 2012.  Mr. Rooke did not receive a grant of restricted stock in 2012 as he did not join the Board until February 22, 2012.  Such grants were made under the 2003 Stock Incentive Plan.  The restricted stock has a vesting period of two years.

When a non-employee director retires, all restricted stock granted under the Plan will vest in accordance with the award terms and the director's ownership of the restricted stock will not be affected by the retirement.  Retirement occurs when a director completes a term for which he or she was elected and either (i) the director is not re-elected by shareholders for a subsequent term, or (ii) the director declines to stand for re-election and such director is 62 years of age or 60 years of age with at least 10 years of service with the Company.  The Human Resources and Compensation Committee has certain discretion in applying an appropriate retirement age or establishing other factors as may be set forth in the award agreement or other grant document with respect to a director, participant, or a particular incentive award.

Directors are also eligible to participate in the Spartan Motors, Inc. Directors' Stock Purchase Plan.  This plan provides that non-employee directors of Spartan Motors may elect to receive at least 25% and up to 100% of their "director's fees" in the form of Spartan Motors common stock.  The term "director's fees" means the amount of income payable to a non-employee director for his or her service as a director of Spartan Motors, including payments for attendance at meetings of Spartan Motors' Board of Directors or meetings of committees of the Board, and any retainer fee paid to such persons as members of the Board.  A non-employee director who elects to receive Spartan Motors common stock in lieu of some or all of his or her director's fees will, on or shortly after each "applicable date," receive a number of shares of common stock (rounded down to the nearest whole share) determined by dividing (1) the dollar amount of the director's fees payable to him or her on the applicable date that he or she has elected to receive in common stock by (2) the market value of common stock on the applicable date.  The term "applicable date" means any date on which a director's fee is payable to the participant.   To date, no shares have been issued under this plan.

The Board of Directors believes it is important for each Director to acquire and maintain a meaningful ownership position in the Company’s stock to directly align the Director’s interest with those of the shareholders.  Each member of the Company’s Board of Directors is expected to acquire and maintain ownership of the Company’s common stock with an aggregate market value of at least five times his or her annual retainer.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with management the information provided under the heading "Compensation Discussion and Analysis."  Based on this review and discussion, the Human Resources and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Spartan's annual report on Form 10-K and in this Proxy Statement.

Respectfully submitted,

Kenneth Kaczmarek, Chairman
Hugh W. Sloan, Jr.
Ronald Harbour
Richard R. Current
Richard F. Dauch
Andrew M. Rooke

Human Resources and Compensation Committee Interlocks and Insider Participation

Messrs. Kaczmarek (Chair), Sloan, Harbour, Current, and Dauch served as members of the Human Resources and Compensation Committee during 2012.  None of these members of the Human Resources and Compensation Committee were, during 2012, an officer or employee of Spartan Motors or formerly an officer of Spartan Motors. None of Spartan's executive officers served as a member of a Compensation Committee (or Board committee performing a similar function) for another entity.

Transactions with Related Persons

The Code of Ethics and Compliance, available for viewing at the Company's website at www.spartanmotors.com, requires all officers and employees who may have a potential or apparent conflict of interest to immediately notify the Compliance Officer and requires all directors who may have a potential or apparent conflict of interest to immediately notify the remaining members of the Board of Directors.  The Company expects its directors, officers and employees to act and make decisions that are in the Company's best interests and encourage them to avoid situations which present a conflict between the Company's interests and their own personal interests. The directors, officers and employees are prohibited from taking any action that makes it difficult to perform his or her Company work objectively and effectively, or that cloud or interfere with that person's judgment in the course of his or her job for the Company.

Additionally, it is the Company's unwritten policy that the Audit Committee of the Board of Directors reviews all material transactions with any related person as identified by management.  Generally speaking, a "related" person is a director, executive officer, or affiliate of the Company, or a family member of a director, executive officer, or affiliate of the Company.  To identify related person transactions, each year the Company requires its directors and executive officers to complete questionnaires identifying any transactions with the Company in which the officer or director or their family members have an interest. Additionally, material undertakings by the Company are reviewed by management, with a view, in part, to identify if a related person is involved. A "related person transaction" is any transaction involving more than $120,000 in which the Company participates and a "related" person has a direct or indirect material interest.  The Audit Committee intends to approve only those related person transactions that are in the best interests of the Company and its shareholders (or not inconsistent with the best interests of the Company or its shareholders).

Since January 1, 2012, the Company did not engage in any transactions, nor are any such transactions currently proposed, in which a related person had or will have a direct or indirect material interest and which involves an amount exceeding $120,000.

Proposal: Advisory Vote on Executive Compensation

  Our "Compensation Discussion and Analysis" above describes, among other things, our executive compensation policies and practices.  A federal law passed in 2010 requires that our shareholders be given the opportunity to express their approval of the compensation of our executives, as disclosed in this Proxy Statement. Under the federal legislation that requires this vote, the shareholder vote is not binding on our Board of Directors or the Company and may not be construed as overruling any decision made by our Board or the Company or as creating or implying any change in the fiduciary duties owed by our Board. However, our Board of Directors values the views of shareholders and intends to take the outcome of this shareholder advisory vote into consideration when making future executive compensation decisions.

Therefore, at the annual meeting of shareholders, our shareholders will be given the opportunity to vote, on an advisory (non-binding) basis, to approve the compensation of our named executive officers as disclosed in this Proxy Statement under "Executive Compensation – Compensation Discussion and Analysis," the compensation tables, and the narrative discussion following the compensation tables.  This vote proposal is commonly known as a "say-on-pay" proposal and gives our shareholders the opportunity to endorse or not endorse our executive pay program.  This vote is not intended to address any specific item of our executive compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement. You are encouraged to read the full details of our executive compensation program, including our primary objectives in setting executive pay, under "Executive Compensation" above.

The Company evaluates the compensation of its executives at least once each year to assess whether our compensation policies and programs are achieving their primary objectives and are competitive with other companies in our industry.  Based on its most recent evaluation, our Board of Directors believes our executive compensation programs achieve these objectives, including aligning the interests of our management with those of our shareholders, and are therefore worthy of shareholder support. In determining how to vote on this proposal, we believe shareholders should consider the following:

•
Independent Compensation Committee.   Six of our seven directors are deemed independent pursuant to applicable Nasdaq standards.  Our Human Resources and Compensation Committee consists of these six directors.  Meetings of this Committee include executive sessions in which management is not present.

•
Base Salaries Below Median Levels.   Our Human Resources and Compensation Committee believes that our executive officers' base salaries are currently, and intends that they continue to be, below the median salary levels for comparable companies.  Total compensation for executives is structured so that a majority of the total earnings potential is derived from performance-based incentives.

•
Restricted Stock Grants.   A significant percentage of our executives' compensation is paid in the form of restricted stock that vests over a three to five-year period.  We believe these stock awards help align the executives' interests with longer term shareholder returns and also serve to help retain the services of executives.

•
Limited Severance Payments.   With the exception of Tom Gorman (our COO) and John Forbes (President of our Utilimaster subsidiary), our executives are not entitled to "golden parachute" or other severance payments upon termination of their employment.  Mr. Gorman is entitled to severance payments equal to his annual base salary and Mr. Forbes is entitled to severance payments equal to one-half of his annual base salary if their employment is terminated without cause.  (Mr. Nowicki was also entitled to this form of severance payment, but the severance payment was not triggered in connection with the termination of his employment because he voluntarily resigned his employment.)

For these reasons, our Board of Directors recommends that you vote FOR the adoption of the following resolution:

"RESOLVED, that the shareholders of Spartan Motors, Inc. approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the related narrative discussion set forth in the Company's Proxy Statement for its 2013 Annual Meeting of Shareholders."

Audit Committee Report

The Audit Committee reviews and supervises on behalf of the Board of Directors Spartan Motors' procedures for recording and reporting the financial results of its operations.  Spartan Motors' management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. As part of its supervisory duties, the Audit Committee has reviewed Spartan Motors' audited financial statements for the year ended December 31, 2012, and has discussed those financial statements with Spartan Motors' management.

The Audit Committee has also discussed with Spartan Motors' independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, the judgments of the independent registered public accounting firm concerning the quality, not just the acceptability, of Spartan Motors' accounting principles and such other matters that are required under applicable rules, regulations, U.S. generally accepted accounting principles and the standards of the Public Company Accounting Standards Oversight Board (United States) (PCAOB).

In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures required by the PCAOB and has discussed their independence from Spartan Motors and Spartan Motors' management with them, including a consideration of the compatibility of non-audit services with their independence.

After and in reliance upon the reviews and discussions described above, the Audit Committee recommended to Spartan Motors' Board of Directors that the audited financial statements for the year ended December 31, 2012 be included in Spartan Motors' annual report on Form 10-K for the year ended December 31, 2012.

Respectfully submitted,

Richard R. Current, Chairman
Kenneth Kaczmarek
Hugh W. Sloan, Jr.
Richard F. Dauch
Ronald Harbour
Andrew M. Rooke

Proposal: Ratification of Appointment of Independent Auditors

Proposal to Ratify Appointment of BDO USA, LLP as Spartan Motors' Independent Auditors for the Current Fiscal Year

Subject to the ratification of shareholders, Spartan Motors' Audit Committee has appointed BDO USA, LLP as its independent registered public accounting firm for its 2013 fiscal year.  Representatives of BDO USA, LLP are expected to be present at the annual meeting of shareholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

Your Board of Directors recommends that you vote FOR ratification of the appointment of BDO USA, LLP.

BDO USA, LLP's Fees

All fees paid to BDO USA, LLP for services performed in 2012 and 2011, were approved pursuant to Spartan Motors' Audit Committee Pre-Approval Policy described above under "Audit Committee" on page 9.  A summary of the fees billed by BDO USA, LLP for each of the last two calendar years follows.

	2012	2011

Audit Fees(1)	$400,710	$400,000
Audit-Related Fees(2)	26,379	50,736
Tax Fees(3)	80,250	82,774
All Other Fees(4)	--	--

(1)
Represents the aggregate fees billed for professional services rendered by the principal accountant for the audit of the Company's annual financial statements, including a recent acquisition, and review of financial statements included in the Company's Form 10-Q and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)
Represents the aggregate fees billed by the principal accountant for completion of the employee benefit plan audit, due diligence work performed related to an acquisition and general accounting consultations and services that are reasonably related to the annual audit.

(3)	Represents the aggregate fees for professional services rendered by the principal accountant for tax compliance.

(4)	BDO USA, LLP did not bill Spartan Motors for any services other than those described above.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires Spartan Motors' directors, executive officers, and persons who beneficially own more than 10% of the outstanding shares of common stock to file reports of ownership and changes in ownership of shares of common stock with the Securities and Exchange Commission.  Based solely on the Company's review of such reports filed with the Securities and Exchange Commission and written representations from certain reporting persons that no reports on Form 5 were required for those persons for the 2012 fiscal year, the Company believes that its directors and executive officers complied with all applicable Section 16(a) filing requirements during 2012, with two exceptions.  Shares surrendered by the Company’s CEO, John Sztykiel and the Company’s COO, Thomas Gorman, for tax withholding upon the vesting of restricted stock on March 21, 2012 were not reported until March 30, 2012.  Additionally, the Initial statement of beneficial ownership of securities for Mr. Dennis Schneider, President of the Company’s Emergency Response subsidiaries, was filed on July 16, 2012, following his appointment as an Executive Officer by the Board of Directors on April 26, 2012.

Shareholder Proposals

Shareholder proposals intended to be presented at the annual meeting of shareholders in the year 2014 and that a shareholder would like to have included in the Proxy Statement and form of proxy relating to that meeting must be received by Spartan Motors for consideration not later than December 19, 2013 to be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting.  Such proposals of shareholders should be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934.  All other proposals of shareholders that are intended to be presented at the annual meeting in the year 2014 must be received by Spartan Motors not later than December 19, 2013 or they will be considered untimely.

Solicitation of Proxies

We will initially solicit proxies by mail.  In addition, directors, officers, and employees of Spartan Motors and its subsidiaries may solicit proxies by telephone or facsimile or in person without additional compensation.  Proxies may be solicited by nominees and other fiduciaries that may mail materials to or otherwise communicate with the beneficial owners of shares held by them.  Spartan Motors will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees, or other nominees for forwarding proxy material to beneficial owners.

Important Notice Regarding Delivery of Shareholder Documents.

We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of printing and delivery and reducing the environmental impact of the Annual Meeting.  Shareholders may request a paper copy of this Proxy Statement and the 2012 Annual Report to Shareholders by:
Internet:  www.proxyvote.com
Telephone: 1-800-579-1639
E-mail:  sendmaterial@proxyvote.com

Form 10-K Report Available.

Spartan Motors' annual report to the Securities and Exchange Commission on Form 10-K, including financial statements and financial statement schedules, will be provided to you without charge upon written request.  Please direct your requests to Mr. Kivell at the address above.  In addition, Spartan Motors' annual report to the Securities and Exchange Commission on Form 10-K is available on Spartan Motors' website at www.spartanmotors.com in the "Shareholders" section.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas T. Kivell
Secretary

Charlotte, Michigan
April 11, 2013

SPARTAN MOTORS, INC.
ATTN: JOHN BOBER
1541 REYNOLDS ROAD
CHARLOTTE, MI 48813

VOTE BY INTERNET

Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SPAR**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M58265-P34662-Z59719 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SPARTAN MOTORS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Ronald Harbour
02) Richard F. Dauch

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Proposal to ratify the Audit Committee's appointment of BDO USA LLP as independent auditors for the current fiscal year.	☐	☐	☐
3. Proposal to adopt advisory (non-binding) shareholder resolution to approve the compensation of the named executive officers.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report on Form 10-K/Letter to Shareholders
are available at www.proxyvote.com.

M58266-P34662-Z59719

SPARTAN MOTORS, INC.
Annual Meeting of Shareholders
May 22, 2013 5:00 PM
This proxy is solicited by the Board of Directors

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Shareholders of Spartan Motors, Inc. to be held at 5:00 p.m., EDT, live via the internet at www.virtualshareholdermeeting.com/SPAR, on May 22, 2013 and hereby appoints John E. Sztykiel and Lori L. Wade, and each of them, proxies of the undersigned, each with full power of substitution, to vote all shares of common stock of Spartan Motors, Inc. held of record by the undersigned as of March 25, 2013 at such Annual Meeting, and at any adjournment thereof, for the purposes of acting upon the proposals referred to on the reverse side, and of acting in their discretion upon such other matters as may come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE. If this Proxy is properly executed, the shares will be voted as specified. Where a vote is not specified, the proxies will vote the shares represented by this Proxy FOR the election of all nominees listed for directors, FOR the ratification of the independent auditors and FOR the approval of the compensation of our named executive officers. The shares represented by this Proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting. The proxies cannot vote these shares unless you sign and return this card.

Continued and to be signed on reverse side